Exhibit 99.1

VIGNETTE CORPORATION ANNOUNCES ADOPTION OF SHAREHOLDER RIGHTS PLAN

AUSTIN, TX (April 26, 2002) Vignette Corporation (Nasdaq: VIGN), the leading provider of content management, today announced that its board of directors has approved, and that it has adopted and entered into, a shareholder rights plan.

The plan is similar to plans adopted by many other companies and was not adopted in response to any attempt to acquire the company, nor is the company aware of any such efforts.

The plan is designed to enable Vignette stockholders to realize the full value of their investment by providing for fair and equal treatment of all stockholders in the event that an unsolicited attempt is made to acquire the company. Adoption of the shareholder rights plan is intended to guard shareholders against abusive and coercive takeover tactics.

Under the shareholder rights plan, stockholders of record as of the close of business on May 6, 2002, will receive one right to purchase a fractional share of Vignette's preferred stock. The rights will be issued as a non-taxable dividend and will expire 10 years from the date of the adoption of the rights plan, unless earlier redeemed or exchanged. The rights are not immediately exercisable and will become exercisable only upon the occurrence of a person or group acquiring 15 percent or more of Vignette's common stock. If a person or group acquires 15 percent or more of Vignette's common stock, then all rights holders except the acquirer will be entitled to acquire Vignette common stock at a significant discount. The intended effect will be to discourage acquisitions of 15 percent or more of Vignette's common stock without negotiation with the board of directors.

Further details of the shareholder rights plan are outlined in a letter that will be mailed to stockholders as of the record date. In addition, a copy of the rights plan will be filed with Securities and Exchange Commission.

About Vignette Corporation
Vignette is the leading provider of content management solutions used by the most successful organizations in the world to interact online with their customers, employees and partners. By combining content management with integration and analysis applications, Vignette enables organizations to deliver personalized information wherever it is needed, integrate online and enterprise systems and provide real-time analysis of the customer experience. Vignette powers more than 1,300 leading organizations and is headquartered in Austin, Texas. Vignette has offices located throughout the Americas, Europe, Asia and in Australia, and can be found on the Web at http://www.vignette.com/.

Vignette is a trademark or registered trademark of Vignette Corp. in the United States and foreign countries.

All other names are the trademarks of their respective companies.

CONTACT: Vignette Corporation, Austin
Charles Sansbury, 512/741-4400
csansbury@vignette.com
or
Kellie Nugent, 512/741-4541
knugent@vignette.com
or
Alicia Quinn Sankar, 512/741-4652
asankar@vignette.com